Exhibit 99.1

United Rentals, Inc.

Five Greenwich Office Park
Greenwich, CT 06831
tel:	203 622 3131
203 622 6080
unitedrentals.com

FOR IMMEDIATE RELEASE

United Rentals Announces Settlement of SEC Inquiry

GREENWICH, Conn. – September 8, 2008 – United Rentals, Inc. (NYSE: URI) today announced that it had reached a final settlement with the Securities and Exchange Commission of the SEC’s previously announced inquiry. This settlement brings the inquiry to a close for the Company.

The inquiry related to a range of the Company’s historical accounting practices, principally during 2002 and prior years, which were also the subject of an investigation by a special committee of the Company’s independent directors. The settlement covers the issues identified in the special committee’s findings, which were publicly reported in January 2006, and the Company’s restatement of its results of operations for the years ended December 31, 2003 and 2002, and retained earnings at December 31, 2001, as reported in the 2004 annual report on Form 10-K filed by the Company in March 2006.

Under the terms of the settlement, which has been submitted for court approval, the Company consented, without admitting or denying the allegations in the SEC’s complaint, to the entry of a judgment requiring it to pay a civil penalty of $14 million and disgorgement of one dollar and enjoining the Company from violations of certain provisions of the federal securities laws in the future. As reported earlier, the Company previously recognized a charge of $14 million relating to the settlement of this matter in the second quarter of 2008. Accordingly, the settlement will have no effect on the Company’s third quarter operating results.

“We are very pleased to bring this matter to a conclusion for the Company,” said Michael Kneeland, president and chief executive officer. “The Company has cooperated fully with the SEC throughout its review of historical accounting practices. We have also made a number of important changes since the SEC inquiry began in 2004, including restructuring the Company’s finance, treasury, internal audit and compliance functions, among many other positive steps.”

Separately, as previously announced the Company has entered into a memorandum of understanding with lead plaintiff’s counsel to settle the purported class action litigation that was filed following the initial announcement of the SEC inquiry in August 2004. The contemplated settlement, which is subject to the prior satisfaction of a number of contingencies, provides that the claims of the plaintiff class will be settled for a cash payment of $27.5 million. The Company currently expects, taking into account anticipated settlement funding and defense cost reimbursements which it expects to receive from its insurance carriers, that the contemplated class action settlement will not have a material effect on the Company’s results of operations or cash flows for any period.

The Company continues to cooperate fully with a related U.S. Attorney’s office inquiry that has led to charges against the Company’s two former chief financial officers.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 665 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Among other things, we may incur additional significant costs and expenses (including indemnification obligations) in connection with ongoing purported class action lawsuits and derivative actions related to the SEC inquiry and additional purported class action lawsuits relating to the terminated merger agreement with Cerberus affiliates, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

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Contact:
Fred Bratman
Hyde Park Financial Communications
(203) 618-7318 Cell: (917) 847-4507
fbratman@hydeparkfin.com